Exhibit 2.1

                  ACQUISITION AGREEMENT AND PLAN OF MERGER

                         DATED AS OF JULY 25, 2008

                                   BETWEEN

                              IVPSA CORPORATION

                                     AND

                                  EZJR, INC.

TABLE OF CONTENTS


ARTICLE 1. The Merger
  Section 1.1.                                          The Merger
  Section 1.2.                                     The Acquisition
  Section 1.3.                                      Effective Time
  Section 1.4.                               Closing of the Merger
  Section 1.5.                               Effects of the Merger
  Section 1.6.              Board of Directors and Officers of IVP
  Section 1.7.          Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of IVP
  Section 2.1.                       Organization and Qualification
  Section 2.2.                                Capitalization of IVP
  Section 2.3. Authority Relative to this Agreement; Recommendation
  Section 2.4.                    SEC Reports; Financial Statements
  Section 2.5.                                 Information Supplied
  Section 2.6.                Consents and Approvals; No Violations
  Section 2.7.                                           No Default
  Section 2.8.       No Undisclosed Liabilities; Absence of Changes
  Section 2.9.                                           Litigation
  Section 2.10.                      Compliance with Applicable Law
  Section 2.11.               Employee Benefit Plans; Labor Matters
  Section 2.12.                  Environmental Laws and Regulations
  Section 2.13.                                         Tax Matters
  Section 2.14.                                   Title To Property
  Section 2.15.                               Intellectual Property
  Section 2.16.                                           Insurance
  Section 2.17.                                       Vote Required
  Section 2.18.                                       Tax Treatment
  Section 2.19.                                          Affiliates
  Section 2.20.                          Certain Business Practices
  Section 2.21.                                   Insider Interests
  Section 2.22.                        Opinion of Financial Adviser
  Section 2.23.                                             Brokers
  Section 2.24.                                          Disclosure
  Section 2.25.                              No Existing Discussion

ARTICLE 3. Representations and Warranties of EZJR.
  Section 3.1.                       Organization and Qualification
  Section 3.2.                               Capitalization of EZJR
  Section 3.3. Authority Relative to this Agreement; Recommendation
  Section 3.4.                    SEC Reports; Financial Statements
  Section 3.5.                                 Information Supplied
  Section 3.6.                Consents and Approvals; No Violations
  Section 3.7.                                           No Default
  Section 3.8        No Undisclosed Liabilities; Absence of Changes
  Section 3.9.                                           Litigation
  Section 3.10.                      Compliance with Applicable Law
  Section 3.11.               Employee Benefit Plans; Labor Matters
  Section 3.12.                  Environmental Laws and Regulations
  Section 3.13.                                         Tax Matters
  Section 3.14.                                   Title to Property
  Section 3.15.                               Intellectual Property
  Section 3.16.                                           Insurance
  Section 3.17.                                       Vote Required
  Section 3.18.                                       Tax Treatment
  Section 3.19.                                          Affiliates
  Section 3.20.                          Certain Business Practices
  Section 3.21.                                   Insider Interests
  Section 3.22.                        Opinion of Financial Adviser
  Section 3.23.                                             Brokers
  Section 3.24.                                          Disclosure
  Section 3.25.                             No Existing Discussions

ARTICLE 4. Covenants
  Section 4.1.                           Conduct of Business of IVP
  Section 4.2.                          Conduct of Business of EZJR
  Section 4.3.                                   Preparation of 8-K
  Section 4.4.                            Other Potential Acquirers
  Section 4.5.                                Access to Information
  Section 4.6.           Additional Agreements; Reasonable Efforts.
  Section 4.7.                                      Indemnification
  Section 4.8.                      Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger
  Section 5.1.                Conditions to each Party's Obligation
  Section 5.2.                 Conditions to the Obligations of IVP
  Section 5.3.                Conditions to the Obligations of EZJR

ARTICLE 6. Termination; Amendment; Waiver
  Section 6.1.                                          Termination
  Section 6.2.                                Effect of Termination
  Section 6.3.                                    Fees and Expenses
  Section 6.4.                                            Amendment
  Section 6.5.                                    Extension; Waiver

ARTICLE 7. Miscellaneous
  Section 7.1.        Nonsurvival of Representations and Warranties
  Section 7.2.                         Entire Agreement; Assignment
  Section 7.3.                                             Validity
  Section 7.4.                                              Notices
  Section 7.5.                                        Governing Law
  Section 7.6.                                 Descriptive Headings
  Section 7.7.                                  Parties in Interest
  Section 7.8.                                  Certain Definitions
  Section 7.9.                                   Personal Liability
  Section 7.10.                                Specific Performance
  Section 7.11.                                        Counterparts

                  ACQUISITION AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger (this "Agreement"), dated as of July 25, 2008, is between IVPSA CORPORATION, a Nevada corporation ("IVP"), and EZJR, INC., a Nevada corporation ("EZJR").

     Whereas, the Boards of Directors of IVP and EZJR each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Acquisition Agreement and Plan of Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, IVP and EZJR desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, IVP and EZJR hereby agree as follows:

                                  ARTICLE I

                                 The Merger

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada General Corporation Law of the State (the "NGCL"), EZJR shall be merged with and into IVP (as defined below) (the "Merger"). Following the Merger, IVP shall continue as the surviving corporation (the "Successor Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of EZJR shall cease to exist. The Successor Corporation shall continue to adapt the original Articles and By-laws of IVP. Initially the Successor Corporation shall be named EZJR, INC., a Nevada corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

     Section 1.2.  The Acquisition.   IVP shall purchase for cash all of the
issued and outstanding shares of EZJR. EZJR has 200,000 common shares issued and outstanding to one shareholder. This shareholder has agreed to sell and IVP has agreed to purchase all 200,000 shares for cash of $4,000. Once IVP purchases all of the common shares of EZJR, IVP will have complete ownership of EZJR.

     Section 1.3. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of EZJR and IVP, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Nevada for filing pursuant to the NGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Nevada in accordance with the NGCL or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     Section 1.4. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at a place agreed to in writing by the parties hereto.

     Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of EZJR shall vest in the Successor Corporation, and all debts, liabilities and duties of EZJR shall become the debts, liabilities and duties of the Successor Corporation.

     Section 1.6. Board of Directors and Officers of IVP. At or prior to the Effective Time, each of EZJR and IVP agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of IVP to remain the same.

     Section 1.7. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, EZJR or IVP reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest IVP with full right, title and possession to all assets, property, rights, privileges, powers and franchises of EZJR, the officers and directors of IVP and EZJR are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                  ARTICLE 2

                   Representations and Warranties of IVP

     Except as set forth on the Disclosure Schedule delivered by IVP to EZJR (the "IVP Disclosure Schedule"), IVP hereby represents and warrants to EZJR as follows:

     Section 2.1. Organization and Qualification.

     (a) IVP is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has approximately 100 or more round lot (100 or more shares) stockholders and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on IVP. When used in connection with IVP, the term "Material
Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of IVP, other than any change or effect arising out of general economic conditions unrelated to any business in which IVP is engaged, or (ii) that may impair the ability of IVP to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) IVP has heretofore delivered to EZJR accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of IVP. Except as set forth on Schedule 2.1 of the IVP Disclosure Schedule, IVP is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on IVP.

     Section 2.2. Capitalization of IVP.

     (a) The authorized capital stock of IVP consists of: (i) Seventy Million (70,000,000) Authorized Shares of Common Stock, $0.001 par value, 10,873,750 Common shares are issued and outstanding as of July 25, 2008, and held by approximately 100 or more round lot (100 or more shares) stockholders; (ii) Five Million (5,000,000) Authorized Shares of Preferred Stock, $0.001 par value, no Preferred Shares have been issued. Pursuant to the Merger Agreement IVP will not issue any shares to EZJR, and purchase the 200,000 issued and outstanding of EZJR for cash at par value of $0.001 per share. These 200,000 shares will be subsequently cancelled. All of the outstanding IVP Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of IVP, (ii) securities of IVP convertible into or exchangeable for shares of capital stock or voting securities of IVP, (iii) options or other rights to acquire from IVP, except as set forth in 2.2(a) of the Disclosure Schedule, and, no obligations of IVP to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IVP, and (iv) equity equivalents, interests in the ownership or earnings of IVP or other similar rights (collectively, "IVP Securities"). As of the date hereof, except as set forth on Schedule 2.2(a) of the IVP Disclosure Schedule there are no outstanding obligations of IVP or its subsidiaries to repurchase, redeem or otherwise acquire any IVP Securities or stockholder agreements, voting trusts or other agreements or understandings to which IVP is a party or by which it is bound relating to the voting or registration of any shares of capital stock of IVP. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     (b) The IVP Shares constitute the only class of equity securities of IVP registered or required to be registered under the Exchange Act.

     (c) IVP does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

     Section 2.3. Authority Relative to this Agreement; Recommendation. IVP has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of IVP (the "IVP Board") and no other corporate proceedings on the part of IVP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IVP and constitutes a valid, legal and binding agreement of IVP, enforceable against IVP in accordance with its terms.

     Section 2.4. SEC Reports; Financial Statements. SEC Reports; Financial Statements.

     (a) IVP does not currently file or is required to file any reports with the U. S. Securities and Exchange Commission.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by IVP for inclusion or incorporation by reference in connection with the Merger will at the date presented to the stockholder of EZJR and at the times of the meeting or meetings of stockholders of IVP to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the

Merger Certificate as required by the NGCL, and as set forth on Schedule 2.6 of the IVP Disclosure Schedule no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by IVP of this Agreement or the consummation by IVP of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on IVP.

     Except as set forth in Section 2.6 of the IVP Disclosure Schedule, neither the execution, delivery and performance of this Agreement by IVP nor the consummation by IVP of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of IVP,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IVP is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to IVP or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on IVP.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the IVP Disclosure Schedule, IVP is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IVP is now a party or by which any of its respective properties or assets may be bound or
(iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to IVP or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on IVP. Except as set forth in Section 2.7 of the IVP Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which IVP is now a party or by which its respective properties or assets may be bound that is material to IVP and that has not expired is in full force and effect and is not subject to any material default thereunder of which IVP is aware by any party obligated to IVP thereunder.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent disclosed in the June 30, 2008 audited financial statements, none of IVP or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of IVP and its consolidated subsidiaries (including the notes thereto) or which would have a Material

Adverse Effect on IVP. Except as disclosed by IVP, none of IVP or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to IVP or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on IVP. Except as and to the extent disclosed by IVP there has not been (i) any material change by IVP in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by IVP of any of its assets having a Material Adverse Effect on IVP, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 2.9. Litigation. Except as set forth in Schedule 2.9 of the IVP Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of IVP, threatened against IVP or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on IVP or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by IVP, none of IVP or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on IVP or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as disclosed by IVP, IVP and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "IVP Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on IVP. Except as disclosed by IVP, IVP and its subsidiaries are in compliance with the terms of the IVP Permits, except where the failure so to comply would not have a Material Adverse Effect on IVP. Except as disclosed by IVP, the businesses of IVP and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on IVP. Except as disclosed by IVP no investigation or review by any Governmental Entity with respect to IVP or its subsidiaries is pending or, to the knowledge of IVP, threatened, nor, to the knowledge of IVP, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which IVP reasonably believes will not have a Material Adverse Effect on IVP.

     Section 2.11. Employee Benefit Plans; Labor Matters.

     (a) Except as set forth in Section 2.11(a) of the IVP Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by IVP or any entity required to be aggregated with IVP pursuant to Section 414 of the Code (each, a "IVP Employee Plan"), no event has occurred and to the knowledge of IVP, no condition or set of circumstances exists in connection with which IVP could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on IVP.

     (b) (i) No IVP Employee Plan is or has been subject to Title IV of
ERISA or Section 412 of the Code; and (ii) each IVP Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 2.11(c) of the IVP Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, that no person holds or owns and IVP Stock Options or IVP Warrants. Further, IVP has not taken any action that would result in the issuance of any IVP Stock Options.

     (d) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any IVP Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of IVP, threatened, between IVP and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on IVP. Neither IVP nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by IVP or any of its subsidiaries (and neither IVP nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does IVP know of any activities or proceedings of any labor union to organize any of its or employees. IVP has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

     Section 2.12. Environmental Laws and Regulations.

     (a) Except as disclosed by IVP, (i) IVP is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on IVP, which compliance includes, but is not limited to, the possession by IVP of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) IVP has not received written notice of, or, to the knowledge of IVP, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an ``Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on IVP; and (iii) to the knowledge of IVP, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by IVP, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on IVP that are pending or, to the knowledge of IVP, threatened against IVP or, to the knowledge of IVP, against any person or entity whose liability for any Environmental Claim IVP has or may have retained or assumed either contractually or by operation of law.

     Section 2.13. Tax Matters.

     (a) Except as set forth in Section 2.13 of the IVP Disclosure Schedule:
(i) IVP has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of IVP and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to IVP have been paid in full or have been provided for in accordance with GAAP on IVP's most recent balance sheet which is part of the IVP SEC Documents.
(iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to IVP; (iv) to the knowledge of IVP none of the Tax Returns of or with respect to IVP is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to IVP which has not been abated or paid in full.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     Section 2.14. Title to Property. IVP has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse

Effect on IVP; and, to IVP's knowledge, all leases pursuant to which IVP leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of IVP, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which IVP has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on IVP.

     Section 2.15. Intellectual Property.

     (a) IVP does not own, or possess licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "IVP Intellectual Property Rights").

     (b) The validity of the IVP Intellectual Property Rights and the title thereto of IVP is not being questioned in any litigation to which IVP is a party.

     (c) Except as set forth in Section 2.15(c) of the IVP Disclosure Schedule, the conduct of the business of IVP as now conducted does not, to IVP's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any IVP Intellectual Property Rights.

     (d) IVP has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where IVP has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 2.16. Insurance. IVP does not currently maintains any general liability and other business insurance.

     Section 2.17. Vote Required. Approval of this Acquisition Agreement and Plan of Merger by the Stockholders of IVP is not required pursuant to current Nevada law.

     Section 2.18. Tax Treatment. Neither IVP nor, to the knowledge of IVP, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.19. Affiliates. Except for the director and one major shareholder of IVP, each of whom is listed, there are no persons who, to the knowledge of IVP, may be deemed to be affiliates of IVP under Rule 1-02(b) of Regulation S-X of the SEC (the "IVP Affiliates").

     Section 2.20. Certain Business Practices. None of IVP or any directors, officers, agents or employees of IVP has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     Section 2.21. Insider Interests. Except as set forth in Section 2.21 of the IVP Disclosure Schedule, neither any officer or director of IVP has any interest in any material property, real or personal, including without limitation, any computer software or IVP Intellectual Property Rights, used in or pertaining to the business of IVP, expect for the ordinary rights of a stockholder or employee stock option holder.

     Section 2.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the IVP Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of IVP Shares.

     Section 2.23. Brokers. No broker, finder or investment banker (other than the IVP Financial Adviser, a true and correct copy of whose engagement agreement has been provided to EZJR) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IVP.

     Section 2.24. Disclosure. No representation or warranty of IVP in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to EZJR pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 2.25. No Existing Discussions. As of the date hereof, IVP is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

                                  ARTICLE 3

                    Representations and Warranties of EZJR

     Except as set forth on the Disclosure Schedule delivered by EZJR to IVP (the "EZJR Disclosure Schedule"), EZJR hereby represents and warrants to IVP as follows:

    Section 3.1. Organization and Qualification.

    (a) Each of EZJR and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on EZJR. When used in connection with EZJR, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of EZJR and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which EZJR and its subsidiaries are engaged, or (ii) that may impair the ability of EZJR to consummate the transactions contemplated hereby.

     (b) EZJR has heretofore delivered to IVP accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents), as currently in effect, of EZJR. Each of EZJR and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on EZJR.

     Section 3.2. Capitalization of EZJR.

     (a) As of July 25, 2008, the authorized capital stock of EZJR consists of Seventy-five Million (75,000,000) EZJR common Shares, $0.001 par value, of which 200,000 common Shares are issued and outstanding. All of the outstanding EZJR Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

     (b) Except as set forth in Section 3.2(b) of the EZJR Disclosure Schedule, Edward Zimmerman, Jr. is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Except as set forth in Section 3.2(c) of the EZJR Disclosure Schedule, between December 31, 2007 and the date hereof, no shares of EZJR's capital stock have been issued and no EZJR Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of EZJR,

(ii) securities of EZJR or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of EZJR, (iii) options or other rights to acquire from EZJR or its subsidiaries, or obligations of EZJR or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of EZJR, or (iv) equity equivalents, interests in the ownership or earnings of EZJR or its subsidiaries or other similar rights (collectively, "EZJR Securities"). As of the date hereof, there are no outstanding obligations of EZJR or any of its subsidiaries to repurchase, redeem or otherwise acquire any EZJR Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which EZJR is a party or by which it is bound relating to the voting or registration of any shares of capital stock of EZJR.

     (d) Except as set forth in Section 3.2(d) of the EZJR Disclosure Schedule, there are no securities of EZJR convertible into or exchangeable for, no options or other rights to acquire from EZJR, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of EZJR.

     (e) The EZJR Shares constitute the only class of equity securities of EZJR or its subsidiaries.

     (f) Except as set forth in Section 3.2(f) of the EZJR Disclosure Schedule, EZJR does not own directly or indirectly any outstanding voting securities or interests (including membership interests) of any entity.

     Section 3.3. Authority Relative to this Agreement; Recommendation.

     (a) EZJR has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of EZJR (the "EZJR Board"), and no other corporate proceedings on the part of EZJR are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding EZJR Shares. This Agreement has been duly and validly executed and delivered by EZJR and constitutes a valid, legal and binding agreement of EZJR, enforceable against EZJR in accordance with its terms.

     (b) The EZJR Board has resolved to recommend that the sole stockholder of EZJR approved and adopted this Agreement.

     Section 3.4. SEC Reports; Financial Statements.

     (a) EZJR has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since March 27, 2006, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. EZJR has heretofore delivered or promptly will deliver prior to the Effective Date to EZJR, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its initial Registration Statement on Form 10SB12G filed March 27, 2006, (ii) its Form 10-KSB filed on March 30, 2007 and April 14, 2008, (iii) all other reports or registration statements filed by EZJR with the SEC since March 27, 2006 (all of the foregoing, collectively, the "EZJR SEC Reports"). None of such EZJR SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of EZJR included in the EZJR SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of EZJR as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the EZJR SEC Reports have been so filed.

     (b) EZJR has heretofore made available or promptly will make available to IVP a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by EZJR with the SEC pursuant to the Exchange Act.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by EZJR for inclusion or incorporation by reference to the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 3.6. Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the EZJR Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the NGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by

EZJR of this Agreement or the consummation by EZJR of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on EZJR.

     Neither the execution, delivery and performance of this Agreement by EZJR nor the consummation by EZJR of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or similar governing documents) of EZJR or any of EZJR's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EZJR or any of EZJR's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to EZJR or any of EZJR's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on EZJR.

     Section 3.7. No Default. EZJR is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EZJR or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to EZJR, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on EZJR. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which EZJR or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to EZJR and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which EZJR is aware by any party obligated to EZJR or any subsidiary thereunder.

     Section 3.8. No Undisclosed Liabilities; Absence of Changes. Except as set forth in Section 2.8 of the EZJR Disclosure Schedule and except as and to the extent publicly disclosed by EZJR in the EZJR SEC Reports, as of December 31, 2007, EZJR does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of EZJR (including the notes thereto) or which would have a Material Adverse Effect on EZJR. Except as publicly disclosed by EZJR, since December 31, 2007, EZJR has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to EZJR having or which reasonably could be expected to have, a Material Adverse Effect on EZJR. Except as and to the extent publicly disclosed by EZJR in the EZJR SEC Reports and except as set forth in Section
2.8 of the EZJR Disclosure Schedule, since December 31, 2007, there has not been (i) any material change by EZJR in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by EZJR of any of its assets having a Material Adverse Effect on EZJR, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.9. Litigation. Except as publicly disclosed by EZJR in the EZJR SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of EZJR, threatened against EZJR or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EZJR or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by EZJR in the EZJR SEC Reports, EZJR is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on EZJR or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.10. Compliance with Applicable Law. Except as publicly disclosed by EZJR in the EZJR SEC Reports, EZJR holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "EZJR Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on EZJR. Except as publicly disclosed by EZJR in the EZJR SEC Reports, EZJR is in compliance with the terms of the EZJR Permits, except where the failure so to comply would not have a Material Adverse Effect on EZJR. Except as publicly disclosed by EZJR in the EZJR SEC Reports, the business of EZJR is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section
2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on EZJR. Except as publicly disclosed by EZJR in the EZJR SEC Reports, no investigation or review by any Governmental Entity with respect to EZJR is pending or, to the knowledge of EZJR, threatened, nor, to the knowledge of EZJR, has any Governmental Entity indicated an intention to conduct the same, ther than, in each case, those which EZJR reasonably believes will not have a Material Adverse Effect on EZJR.

     Section 3.11. Employee Benefit Plans; Labor Matters.

     (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by EZJR, any of its subsidiaries or any entity required to be aggregated with EZJR or any of its subsidiaries pursuant to

Section 414 of the Code (each, a "EZJR Employee Plan"), no event has occurred and, to the knowledge of EZJR, no condition or set of circumstances exists in connection with which EZJR or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on EZJR.

     (b) (i) No EZJR Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each EZJR Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

     (c) Section 3.11(c) of the EZJR Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any EZJR Stock Options, together with the number of EZJR Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the EZJR Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. EZJR has furnished IVP with complete copies of the plans pursuant to which the EZJR Stock Options were issued. Other than the automatic vesting of EZJR Stock Options that may occur without any action on the part of EZJR or its officers or directors, EZJR has not taken any action that would result in any EZJR Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     (d) Except as disclosed in Section 3.11(e) of the EZJR Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any EZJR Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

     (e) There are no controversies pending or, to the knowledge of EZJR threatened, between EZJR or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on EZJR. Neither EZJR nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by EZJR or any of its subsidiaries (and neither EZJR nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does EZJR know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. EZJR has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

     Section 3.12. Environmental Laws and Regulations.

     (a) Except as disclosed by EZJR, (i) each of EZJR and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on EZJR, which compliance includes, but is not limited to, the possession by EZJR and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof;(ii) none of EZJR or its subsidiaries has received written notice of, or, to the knowledge of EZJR, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on EZJR; and (iii) to the knowledge of EZJR, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed by EZJR, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on EZJR that are pending or, to the knowledge of EZJR, threatened against EZJR or any of its subsidiaries or, to the knowledge of EZJR, against any person or entity whose liability for any Environmental Claim EZJR or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

     Section 3.13. Tax Matters. Except as set forth in Section 3.13 of the EZJR Disclosure Schedule: (i) EZJR and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of EZJR and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to EZJR and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on EZJR's most recent balance sheet which is part of the EZJR SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to EZJR or its subsidiaries; (iv) to the knowledge of EZJR none of the Tax Returns of or with respect to EZJR or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to EZJR or any of its subsidiaries which has not been abated or paid in full.

     Section 3.14. Title to Property. EZJR and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on EZJR; and, to EZJR's knowledge, all leases pursuant to which EZJR or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of EZJR, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which EZJR or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on EZJR.

     Section 3.15. Intellectual Property.

     (a) EZJR does not own, or possess any licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "EZJR Intellectual Property Rights").

     (b) Except as set forth in Section 3.15(b) of the EZJR Disclosure Schedule the validity of the EZJR Intellectual Property Rights and the title thereto of EZJR or any subsidiary, as the case may be, is not being questioned in any litigation to which EZJR or any subsidiary is a party.

     (c) The conduct of the business of EZJR as now conducted does not, to EZJR's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any EZJR Intellectual Property Rights.

     (d) EZJR has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where EZJR has elected to rely on patent or copyright protection in lieu of trade secret protection.

     Section 3.16. Insurance. EZJR currently does not maintain general liability and other business insurance.

     Section 3.17. Vote Required. The affirmative vote of the holder of all the outstanding EZJR Shares is the only vote of the holder of any class or series of EZJR's capital stock necessary to approve and adopt this Agreement and the Merger.

     Section 3.18. Tax Treatment. Neither EZJR nor, to the knowledge of EZJR, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 3.19. Affiliates. Except for the directors and executive officers of EZJR, each of whom is listed in Section 3.19 of the EZJR Disclosure Schedule, there are no persons who, to the knowledge of EZJR, may be deemed to be affiliates of EZJR under Rule 1-02(b) of Regulation S-X of the SEC (the "EZJR Affiliates").

     Section 3.20. Certain Business Practices. None of EZJR, any of its subsidiaries or any directors, officers, agents or employees of EZJR or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     Section 3.21. Insider Interests. Except as set forth in Section 3.21 of the EZJR Disclosure Schedule, no officer or director of EZJR has any interest in any material property, real or personal, including without limitation, any computer software or EZJR Intellectual Property Rights, used in or pertaining to the business of EZJR or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

     Section 3.22. Opinion of Financial Adviser. No advisers, as of the date hereof, have delivered to the EZJR Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of EZJR Shares.

     Section 3.23. Brokers. No broker, finder or investment banker (other than the EZJR Financial Adviser, a true and correct copy of whose engagement agreement has been provided to IVP) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EZJR.

     Section 3.24. Disclosure. No representation or warranty of EZJR in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to IVP pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     Section 3.25. No Existing Discussions. As of the date hereof, EZJR is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

                                  ARTICLE 4

                                  Covenants

     Section 4.1. Conduct of Business of IVP. Except as contemplated by this Agreement or as described in Section 4.1 of the IVP Disclosure Schedule, during the period from the date hereof to the Effective Time, IVP will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the IVP Disclosure Schedule, prior to the Effective Time, IVP will not, without the prior written consent of EZJR:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of IVP (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person.
(iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of IVP; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent IVP from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees or fiscal 2000 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2000 in amounts previously disclosed to EZJR (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to IVP);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to IVP; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $10,000 or, in the aggregate, are in excess of $25,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to IVP;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on IVP;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

     Section 4.2. Conduct of Business of EZJR. Except as contemplated by this Agreement or as described in Section 4.2 of the EZJR Disclosure Schedule during the period from the date hereof to the Effective Time, EZJR will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the EZJR Disclosure Schedule, prior to the Effective Time, EZJR will not, without the prior written consent of:

     (a) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

       (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of EZJR (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of EZJR or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent EZJR or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2007 in the ordinary course of yearend compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2007 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to EZJR);

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to EZJR; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to EZJR and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on EZJR;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the EZJR contained in this Agreement untrue or incorrect.

     Section 4.3. Preparation of 8-K. EZJR and IVP shall promptly prepare and file with the SEC an 8-K disclosing this merger with audited financials of IVP along with pro forma combined statements.

     Section 4.4. Other Potential Acquirers.

     (a) EZJR, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

     Section 4.5. Access to Information.

     (a) Between the date hereof and the Effective Time, IVP will give EZJR and its authorized representatives, and EZJR will give IVP and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Between the date hereof and the Effective Time, IVP shall furnish to EZJR, and EZJR will furnish to IVP, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

     (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

     Section 4.6. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, EZJR and IVP agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     Section 4.7. Indemnification.

     (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, IVP shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective
Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) IVP shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to IVP, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the NGCL or its Articles of Incorporation or bylaws, (ii) IVP will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the NGCL and IVP's Articles of Incorporation and bylaws shall be made by independent counsel mutually acceptable to IVP and the Indemnified Party; provided, however, that IVP shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) In the event IVP or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of IVP shall assume the obligations set forth in this Section 4.9.

     (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of IVP and EZJR and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in IVP's and EZJR's Articles of Incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than two years from the Effective Time.

     (d) The provisions of this Section 4.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     Section 4.8. Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                 ARTICLE 5

                  Conditions to Consummation of the Merger

     Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of EZJR;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of IVP and EZJR;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

     Section 5.2. Conditions to the Obligations of IVP. The obligation of IVP to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of EZJR contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on EZJR) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing EZJR shall have delivered to IVP a certificate to that effect;

     (b) each of the covenants and obligations of EZJR to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing EZJR shall have delivered to IVP a certificate to that effect;

     (d) EZJR shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of EZJR under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IVP, individually or in the aggregate, have a Material Adverse Effect on EZJR;

     (e) there shall have been no events, changes or effects with respect to EZJR or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on EZJR; and

     Section 5.3. Conditions to the Obligations of EZJR. The respective obligations of EZJR to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) the representations of IVP contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on IVP) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing IVP shall have delivered to EZJR a certificate to that effect;

     (b) each of the covenants and obligations of IVP to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing IVP shall have delivered to EZJR a certificate to that effect;

     (c) there shall have been no events, changes or effects with respect to IVP having or which could reasonably be expected to have a Material Adverse Effect on IVP.

                                  ARTICLE 6

                       Termination; Amendment; Waiver

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by IVP's or EZJR's stockholders:

     (a) by mutual written consent of IVP and EZJR;

     (b) by EZJR or IVP if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by July 25, 2008; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

     (c) by IVP if (i) there shall have been a breach of any representation or warranty on the part of EZJR set forth in this Agreement, or if any representation or warranty of EZJR shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by July 31, 2008 (or as otherwise extended), (ii) there shall have been a breach by EZJR of any of their respective covenants or agreements hereunder having a Material Adverse Effect on EZJR or materially adversely affecting (or materially delaying) the consummation of the Merger, and EZJR, as the case may be, has not cured such breach within 20 business days after notice by IVP thereof, provided that IVP has not breached any of its obligations hereunder, (iii) IVP shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) IVP shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

     (d) by EZJR if (i) there shall have been a breach of any representation or warranty on the part of IVP set forth in this Agreement, or if any representation or warranty of IVP shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by July 31, 2008 (or as otherwise extended), (ii) there shall have been a breach by IVP of its covenants or agreements hereunder having a Material Adverse Effect on IVP or materially adversely affecting (or materially delaying) the consummation of the Merger, and IVP, as he case may be, has not cured such breach within twenty business days after notice by EZJR thereof, provided that EZJR has not breached any of its obligations hereunder, (iii) the IVP Board shall have recommended to IVP's stockholders a Superior Proposal, (iv) the IVP Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) EZJR shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     Section 6.3. Fees and Expenses.  Except as specifically provided in this
Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     Section 6.4. Amendment. This Agreement may be amended by action taken by IVP and EZJR at any time before or after approval of the Merger by the stockholders of IVP and EZJR (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE 7

                                Miscellaneous

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

  If to EZJR:

     EZJR, INC.
     Attn: Edward Zimmerman, Jr.
     3415 Ocatillo Mesa Way
     North Las Vegas, NV  89031

  if to IVP:

     IVPSA Corporation
     Attn:  T J Jesky
     2235 E. Flamingo, Suite 114
     Las Vegas, NV  89119
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

     Section 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 7.8. Certain Definitions. For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19 and 3.19 a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;

     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of IVP or EZJR or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of IVP, EZJR or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which IVP, EZJR or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.9. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of IVP, EZJR or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.10. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


     In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.


                                 IVPSA CORPORATION

                                 By: /s/ T J Jesky
                                 ----------------------
                                 Name:   T J Jesky
                                 Title:  President


                                 EZJR, INC.

                                 By: /s/ Edward Zimmerman, Jr.
                                 -----------------------------
                                 Name:   Edward Zimmerman, Jr.
                                 Title:  President

                          IVP DISCLOSURE SCHEDULE

Schedule 2.1   Organization                       See Articles/Bylaws

Schedule 2.2(a) Options, Stock Preference Rights  Not Applicable

Schedule 2.6   Consents & Approvals               None Provided

Schedule 2.7   No Default                         Not Applicable

Schedule 2.8   No Undisclosed Liability           None Exist

Schedule 2.9   Litigation                         Not Applicable

Schedule 2.10  Compliance with Applicable Law     None

Schedule 2.11 Employee Benefit Plans              None

Schedule 2.12 Environmental Laws and Regs         Not Applicable

Schedule 2.13 Tax Matters                         None Exist

Schedule 2.14 Title to Property                   None Exist

Schedule 2.15 Intellectual Property               None Exist

Schedule 2.16 Insurance                           None Exist

Schedule 2.17  Vote Required                      None Required

Schedule 2.18 Tax Treatment                       Not Applicable

Schedule 2.19 Affiliates                          T J Jesky and Mark DeStefano

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    Not Applicable

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                              None Exist

Schedule 4.1 Conduct of Business                  None Provided

                           EZJR DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                  None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than as
                                                  in Articles

Schedule 3.2(d) Securities conversions            None Exist

Schedule 3.2 (f) Subsidiaries                     None Exist

Schedule 3.6   Consents & Approvals               Provided

Schedule 3.7   No Default                         Not Applicable

Schedule 3.8   No Undisclosed Liability           None Exist

Schedule 3.9   Litigation                         None Exist

Schedule  3.10   Compliance with Applicable Law   Not Applicable - full
                                                  disclosed in 10-KSB

Schedule 3.11 Employee Benefit Plans              Section 3.11( c)No Options
                                                  Exist

Section 3.11(e)                                   No Agreements Exist

Schedule 3.12 Environmental Laws and Regs         Not Applicable

Schedule 3.13 Tax Matters                         None Exist

Schedule 3.14 Title to Property                   None Exist

Schedule 3.15(b) Intellectual Property            None Exist

Schedule 3.16 Insurance                           None Exist

Schedule   3.17    Vote  Required                 See Shareholder Meeting
                                                  Certificate

Schedule 3.18 Tax Treatment                       Not Applicable

Schedule 3.19 Affiliates                          Edward Zimmerman, Jr.

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 3.23 Broker                              None Exist

Schedule 4.2 Conduct of Business                  See Amended Articles


Exhibit A

                 RESOLUTION IN LIEU OF STOCKHOLDERS MEETING

     THE UNDERSIGNED, being all the Stockholders of EZJR, Inc., a Nevada Corporation,in lieu of a Stockholders meeting, hereby consent to the following resolutions:

          RESOLVED, that the Corporation enter into an Acquisition Agreement and Plan of Merger with IVPSA CORPORATION (A copy of which is attached) with IVPSA CORPORATION remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: July 25, 2008

                                   /s/ Edward Zimmerman, Jr.
                                   -------------------------
                                       Edward Zimmerman, Jr.